Exhibit 10.2

MASTER SERVICE AGREEMENT

This MASTER SERVICE AGREEMENT (this “Agreement”), effective as of this 28th day of July 2023 (the “Effective Date”), between, uBrigene (Boston) Biosciences Inc. (“Customer”), a Delaware  corporation, and Mustang Bio, Inc. (“CDMO”), a Delaware corporation with a site generally applicable to manufacturing or production of cell and gene therapies located at 377 Plantation Street, Worcester, Massachusetts 01605 (the “Worcester Facility”). Customer and CDMO are referred to herein each as a “Party” and collectively as the “Parties”.

WHEREAS, CDMO and Customer are both in the business of drug development and manufacturing services;

WHEREAS, CDMO and Customer entered into an Asset Purchase Agreement dated May 18, 2023 (as amended, the “Purchase Agreement”), pursuant to which the Parties intended for Customer to acquire all of CDMO’s manufacturing operations at the Worcester Facility (“CDMO Operations”);

WHEREAS, as of the Effective Date, certain conditions necessary to completion of the acquisition of the CDMO Operations by Customer have not occurred, including without limitation execution of an assignment to and assumption by Customer of the lease to the Worcester Facility (the “Assignment and Assumption of Lease”);

WHEREAS, until such time as the Assignment and Assumption of Lease is executed by the Parties and for the term set forth herein, Customer desires CDMO to perform certain services at CDMO’s Worcester Facility in accordance with the terms hereof and each Work Order established hereunder related to the development, manufacture and supply of Product (as defined below);

WHEREAS, CDMO desires and is willing to perform such services requested by Customer in accordance with this Agreement and each Work Order established hereunder; and

WHEREAS, the Parties are, substantially simultaneously with the execution of this Agreement, entering into: (i) Work Order #1 hereunder; and (ii) Work Order #2 hereunder (each a Work Order (as defined below) and together, the “Initial Work Orders”);

WHEREAS, the Parties agree that the Parties may, in addition to the Initial Work Orders, enter into one or more additional Work Order(s) to provide Services to Customer under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the above statements and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.Definitions.  Terms defined elsewhere in this Agreement will have the meanings set forth therein for all purposes of this Agreement unless otherwise specified to the contrary.  The following terms will have the meaning set forth below in this Section 1:

1.7“Affiliate(s)” means any person, firm, trust, partnership, corporation, company or other entity or combination thereof which directly or indirectly: (a) controls a Party; (b) is controlled by a Party; or (c) is under common control with a Party.  As used in this definition, the terms “control” and “controlled” will mean ownership of fifty percent (50%) or more (including ownership by trusts with substantially the same beneficial interests) of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof.

1.8“Applicable Laws” means all applicable ordinances, rules, regulations, laws, guidelines, guidance, requirements and court orders of any kind whatsoever of any Regulatory Authority applicable to a Party’s activities hereunder, as amended from time to time, including cGMP (if applicable) of the USA FDA, and the International Conference on Harmonization (ICH) guidelines and regulations, and other regulatory jurisdictions as agreed to by both parties.

1.9“Background IP” shall mean IPR (a) controlled by a Party prior to and during the existence of this Agreement or (b) that is or has been developed independently of this Agreement. For the purposes of this definition, control means possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sub-license or other right to or under, such intellectual property or know-how without violating the terms of any agreement or other arrangement with any third party.

1.10“Batch” means a specific quantity of Product that is intended to have uniform character and quality within specified limits and is produced according to a single manufacturing order during the same cycle of manufacture.

1.10“Change Order” means a written description of a change in the Services, the Product to be manufactured or the prices of such Services that makes reference to the specific Work Order to which such changes are being made.

1.11“Certificate of Analysis” shall mean a CDMO document which provides test procedures, methods and results, and corresponding Specifications, for analysis for a specific Batch or lot of material and is dated and signed by personnel who represent the CDMO Quality Unit which is responsible for the testing.

1.12“cGMP” means current good manufacturing practices, including the regulations promulgated by the FDA under the United States Food, Drug and Cosmetic Act, 21 C.F.R. Part 210 et seq., as amended from time to time, applicable guidance documents issued by the FDA, EC Directive 2003/94/EC and European Medicines Agency guidance documents, applicable documents developed by the International Conference on Harmonization (ICH) to the extent that they are applicable to the Product and the Parties hereunder, and other Regulatory Authorities, as agreed to by the Parties, applicable to the manufacture and testing of pharmaceutical materials under Applicable Laws.

1.13“Commercially Reasonable Efforts” means, with respect to the activities of CDMO in the performance of the Services, the efforts and resources typically used by contract manufacturing organizations that are comparable in size to CDMO in the performance of such services to achieve a desired result.

1.14“Confidential Information” means, any and all non-public, proprietary and confidential information, trade secrets, know-how, inventions, including without limitation, patent applications, samples, biological materials, chemical compounds, techniques, methods, works of authorship, models, technical, business and financial information, including third party information, relating to the Disclosing Party, processes related to the current, future, and proposed products or services of the Disclosing Party, including without limitation its respective information concerning research, experimental work, development, design details and specifications, engineering, financing, purchasing, manufacturing, customers, investors, employees, business and contractual relationships, business forecasts, and marketing plans, information derived through observation or examination of the Disclosing Party’s facilities or operations, or otherwise pertaining to the form, materials, design, methods of operation or application of the various elements of any such facility or equipment therein, or other information that may be disclosed by or on behalf of one Party in whatever form or medium (and regardless of whether or not marked or otherwise identified as “confidential” at the time of disclosure), disclosed to the Receiving Party, before, on or after the Effective Date.

1.15“Customer-Funded Equipment” means the equipment owned by Customer and provided to CDMO as necessary to perform the Services pursuant to a Work Order, whether located at the Worcester Facility as of the effective date of such Work Order or procured by CDMO in accordance with the terms hereunder.

1.16“Customer Materials” means the materials to be provided by or on behalf of Customer to CDMO hereunder, for use in the Manufacture of the Product under the applicable Work Order.  Customer Materials will not include CDMO Materials. This includes, but is not limited to, active pharmaceutical ingredients, materials such as raw materials, single-use process consumables, analytical test kits, reagents, media, buffer and formulation components used in connection with the Services (i.e. process and analytical development, manufacture and testing services) for the Customer.

1.17“Customer Technology” means (a) Customer Materials and any intermediates, components, or derivatives of Customer Materials that are proprietary to Customer, (b) Product and any intermediates, components, or derivatives of Product, (c) Specifications, and (d) the Technology of Customer (i) existing prior to the Effective Date, or (ii) developed or obtained by or on behalf of Customer independent of this Agreement and without reliance upon the Confidential Information of CDMO.

1.18“Defect” means a defect that causes the Batch to fail to conform to the Release Criteria or the Specifications at the time of delivery.

1.19“Deliverables” shall mean process, material or good generated in the performance of Services and required to be provided to Customer as set forth in the Work Order.

1.20“Facility” means CDMO’s Worcester Facility or any other CDMO facility as agreed to in writing by the Parties.

1.21“Intellectual Property Rights” or “IPR” means any and all of the following: (a) Patents, (b) copyrights in both published and unpublished works, (c) rights in trade secrets and know-how, whether or not patentable or copyrightable, (d) trademark and service mark rights, (e) any and all other intellectual property rights, including without limitation inventions, know-how, techniques, data, methods, processes, instructions, formulae and drawings, and (f) any and all registrations and applications for registration of any of the foregoing.

1.22“Manufacture,” “Manufactured,” and “Manufacturing” means the steps, processes and activities used by CDMO to produce the Product, including, for example, the manufacturing, processing, packaging, labeling, testing, stability testing, Process Qualification, and the release, shipping, storage or supply of Product as provided in the Work Order, Batch Record and Master Batch Record.

1.23“Manufacturing Batch Record” means a manufacturing record for a Batch generated by CDMO concurrently with the production of a specific Batch such that successive steps in such processes are documented.

1.24“Master Batch Record” means the document containing the Specifications and instructions for the Manufacture and quality assurance of a Product, as such may be amended by the Parties in accordance with the terms hereof, containing a written description of the procedures to be followed for manufacturing a Batch of Product, including but not limited to a complete list of specifications for the Product and all raw materials, ingredients, and components thereof.

1.25“Materials” means Customer Materials and CDMO Materials.

1.26“Milestone” shall mean a term to identify completion or progress in a stage of the project or Program.

1.27“Pass-Through Costs” shall have the meaning defined in Section 8.2.

1.28“Patents” means patents and patent applications issued or pending therefrom anywhere in the world, together with any and all divisions, renewals, continuations and continuations-in-part thereof, and all patents granted thereon, and all reissues, re-examination certificates, certificates of invention and applications for certificates of invention, revalidations, substitutions, supplementary protection certificates, additions, utility models, and term restorations, extensions and foreign counterparts thereof.

1.29“Process” means the processes and procedures used to Manufacture a Product in accordance with the Master Batch Record, including all protocols and standard operating procedure documents referenced therein, which are provided by Customer to CDMO or developed by CDMO and Customer hereunder.

1.30“Process Consumables” means media, raw materials, chromatography columns, resins, filters, membranes, disposable analytical test kits, hoses, filter housings, tubing, filling needles, disposable bags, disposable glass/plastic ware, cleaning supplies and other changeover parts used during the Manufacture of Product.  Parties may list other Process Consumables to be added to the scope of this Agreement in subsequent Work Orders.

1.31“Process Qualification” means the collection and evaluation of data, from the process design stage through repeated production at final scale, which establishes scientific evidence that a manufacturing process is capable of consistently and reproducibly delivering Product meeting Specifications.

1.32“Product” means Customer’s product defined in the applicable Work Order.

1.33“Program” means all of the Services to be performed by CDMO for Customer as described in this Agreement or in Work Order(s) for such Program, including any properly mutually agreed and authorized amendments or Change Orders thereto.

1.34“Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the manufacture, production, use or storage or transport, of any Product, including the FDA, the EMA, and the European Commission.

1.35“Release Criteria” means the list of tests, analytical procedures and other numerical limits, ranges, and criteria to which a batch at any stage of manufacture should conform to be considered acceptable for its intended use.

1.36“Reprocess” means introducing a Product back into, and repeating appropriate manipulation steps that are part of, the established Process.

1.37“Result(s)” means all in-process analytical results, materials, data obtained, and Reports developed and/or generated by CDMO in performing the Services related to the Product.  Any results, materials or data obtained, developed or generated outside of the conduct of the Services or that are not specifically related to the Product or Process will not constitute Results.

1.38“Services” means the services and activities to be performed by CDMO, any CDMO Affiliate, any of their respective employees, agents or consultants, or Approved Vendors hereunder as part of a Program.  “Services” include (i) services and activities set forth in a Work Order, and (ii) any and all other services reasonably requested by Customer that are commonly provided by contract development and manufacturing organizations.

1.39“Services Fees” has the meaning set forth in Section 8.1 below.

1.40“SOP” means the written standard operating procedures and methods of CDMO, as the same may be amended, in CDMO’s sole discretion, from time to time.

1.41“Specifications” means all documentation, protocols and other clear written instructions provided by Customer and included in or attached to the applicable Work Order, including without limitation: (a) the manufacturing, handling and storage specifications set out in the Work Order or otherwise specified by Customer in writing; (b) any standard operating procedures (“SOPs”) or guidelines for the manufacture of Product provided to CDMO by Customer in writing; and (c) the Process.

1.42“Third Party” means any party other than Customer, CDMO and their respective Affiliates. For the avoidance of doubt, a Third Party includes any qualified-vendor on behalf of CDMO which provides a good or service other than one provided by CDMO, which is required for delivery on the Customer Project.

1.43“CDMO Failure” means, with respect to a Defect, that such Defect was caused by (a) the gross negligence or willful misconduct of CDMO or any CDMO Party, (b) an act or omission by CDMO in breach of this Agreement (including, without limitation, the obligation to Manufacture Product in accordance with the Specifications and/or cGMP) or in violation of Applicable Laws, or (c) the failure of CDMO to comply with Applicable Laws.  For the avoidance of doubt, a CDMO Failure will not apply to a Defect resulting from any other cause, including any cause that is attributable to the Product, any Customer Material, the Specifications or the Process, or to the improper storage, transport or other mishandling or other event after the Product has been delivered to the Delivery Site.

1.44“CDMO Materials” means the materials identified in the applicable Work Order as being provided by CDMO to be used in the Manufacture of the Product under the applicable Work Order, including Process Consumables.

1.45“CDMO Technology” means the Technology of CDMO (a) existing prior to the Effective Date; or (b) developed or obtained by or on behalf of CDMO independent of this Agreement and without reliance upon the Confidential Information of Customer. Examples of CDMO Technology includes, but is not limited to: (i) protocols, (ii) assays, (iii) processes and methods, (iv) procedures, (v) data concerning reagents, methods, documents, or manner of rendering of services, including the Services, and (vi) generally applicable knowledge to manufacturing of products and operation and design of facility.

1.46“Work Order” The Work Order provides information about the scope of Services, expectation of the Parties on Deliverables, timelines, and price, as well as authorization.

1.47“Quality Services Agreement” or “Quality Agreement” shall mean that certain agreement being entered into between the Parties simultaneously herewith and that governs how Parties will comply as related to technical, quality and regulatory procedures and responsibilities of the parties with respect to the manufacture of Product or other Delivery of cGMP Services in the form attached hereto as Appendix C.

2.Work Orders.

2.1Required Documents and Agreements. CDMO hereby agrees to perform the Services requested by Customer for individual Projects. For each Project CDMO will provide a Proposal which will provide an outline of the overall scope of Services, then followed by a Work Order that will specify the Services to be performed by CDMO, including whether such Services are intended to be cGMP and/or non-cGMP, estimated timelines for completion of Services, the Deliverables, any Pass-Through Costs, any increases in the Services Fees hereunder due to an increase in the costs of CDMO Operations, and any schedule of payments to be made by Customer upon initiation and completion of Project Milestones by CDMO.

2.2This Agreement contains general terms and conditions under which Customer may engage CDMO to provide, and CDMO would provide, Services. Customer and CDMO will complete and execute an initial Work Order as Appendix A before any Services are provided. Each Work Order will include, as appropriate, a description that specifies the Program, the scope of the Services under such Program, any increase in the Services Fees to be paid by Customer for such Services, including the anticipated travel expenses, the estimated duration of the Program, and all other matters pertinent to completion of the Program, and, once executed, such Work Order will be deemed a part of this Agreement and incorporated herein by reference.  To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement will control, except to the extent that the applicable Work Order expressly states an intent to modify the terms of this Agreement on a specific matter. Customer acknowledges that the timelines set forth in any Work Order are good faith estimates using assumptions based on information available on the date on which the applicable Work Order is executed, and CDMO acknowledges the critical nature of its role in supporting Customer’s clinical development program in a milestone-driven and high-quality manner.

2.3With respect to each Work Order, Customer acknowledges that CDMO consulted with Customer in developing the Work Order in a manner consistent with CDMO’s then current reasonable understanding of, as applicable, United States (the “U.S.”) regulatory guidelines to the extent applicable to the Product and the Parties. Without derogation to CDMO’s obligations to produce the Batch Documentation in accordance with this Agreement, with SOPs and with Applicable Law, CDMO does not represent or warrant that the Program and/or the Results of the Services will satisfy the requirements of any Regulatory Authorities at the time of submission of such Results to such Regulatory Authorities. Except as otherwise agreed to by the Parties in a separate agreement, Customer will be responsible for obtaining all regulatory approvals relating to registration of the Product, will pay any applicable user fee for such registrations, and will own the applicable regulatory filings and approvals.  As between the Parties, Customer will be responsible for complying with all Applicable Laws relating to the shipping, distribution and marketing of Product (except as otherwise agreed to by the Parties in a separate agreement), and CDMO will be responsible for complying with all Applicable Laws relating to the manufacture and supply of Product.

3.Program Performance.

3.1CDMO will perform the Services for Customer in accordance with the applicable Work Order, the Specifications and all Applicable Laws.  CDMO will comply with cGMP applicable to the

Services, provided that, should cGMP applicable to the Services be changed following the Effective Date, the Parties agree to discuss whether or not a Change Order would be required in order for CDMO to continue to perform the Services in accordance with cGMP. Customer acknowledges that the Services to be performed hereunder are by their nature developmental and that the Program involves biological processes that are, by their nature, unpredictable until a formal Process Qualification has taken place successfully to establish a standard process for routine manufacturing.  For the avoidance of doubt, it will not be considered a breach of this Agreement by CDMO if an objective of the Program is not achieved, so long as CDMO has complied with its obligations set forth herein.

3.2The Parties shall establish a Joint Steering Committee comprising of two representatives each to review, discuss and decide on operational matters for the Program.  The Joint Steering Committee shall meet no less than monthly during the term of this Agreement. CDMO will appoint a CDMO representative (the “Program Manager”) to be responsible for overseeing the conduct of the Services and the completion of the Program by CDMO.  The Program Manager will coordinate performance of the Services with a representative designated by Customer in writing (the “Customer Representative”), which representative will have responsibility over all matters relating to performance of the Services on behalf of Customer.  The Program Manager and the Customer Representative may be members of the Joint Steering Committee shall be responsible for scheduling, setting the agenda and participating in Joint Steering Committee meetings. The Program Manager and the Customer Representative may be members of the Joint Steering Committee, and CDMO or Customer may, at its option, substitute, respectively, its members of the Joint Steering Committee, the Program Manager or the Customer Representative during the course of the Program by providing written notice to the other.

3.3The Parties shall, simultaneously with the execution of this Agreement, enter into the Quality Services Agreement.  In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Quality Services Agreement, the terms of this Agreement will control, except matters as pertaining to quality as described in the QSA.

3.4CDMO is not responsible for or liable to Customer for errors, delays, or other consequences to the extent arising from Customer’s actions or omissions (including, but not limited to, Customer’s failure to timely provide documents, materials, or information or to cooperate reasonably with CDMO).

4.Program Materials.

4.1Customer Materials.

(i)Customer will provide CDMO with sufficient amounts of the Customer Materials with which to perform the Services as specified in the Work Order.  Unless the Work Order includes the development of a manufacturing process by CDMO, Customer also will provide CDMO with all necessary Confidential Information in Customer’s possession and control to effect the reliable transfer of the Process from Customer to CDMO.

(ii)Customer Materials will be delivered by Customer to the Facility at no cost to CDMO.  Unless otherwise agreed by the Parties, Customer will deliver the Customer Material in quantities sufficient to meet the expected requirements of Product Manufacturing.

(iii)Customer will provide accurate and complete Material Safety Data Sheets for all Customer Materials and for each Product, as available.  Customer will notify CDMO of any unusual adverse health or environmental occurrence relating the Customer Materials, and any Product, including but not limited to any claim or complaint by any Customer employee or Third Party.

(iv)Customer Materials will remain the sole property of Customer at all times during the term of this Agreement, but will remain in the possession, control and care of CDMO following delivery of such Customer Materials by Customer to the Facility. CDMO will use and store the Customer Materials with due care and in compliance with Applicable Law, the Specifications and Customer’s instructions as set forth in the applicable Work Order.  Title and risk of loss or damage to such Customer Materials will at all times remain with Customer, and CDMO will have no liability to Customer for such Customer Materials except to the extent any such loss or damage is attributable to the gross negligence, willful misconduct, breach of this Agreement or violation of Applicable Law by CDMO or any of the CDMO Parties (as defined below).

(v)Import, Export, Customs.  For all materials being delivered to CDMO for Customer’s account, and all materials delivered by CDMO for Customer’s account, Customer will be responsible at its sole cost and expense for satisfying all import, export and customs requirements, including United States Export Control Regulations, and, unless otherwise agreed by the parties, Customer will be the importer and exporter of record (or utilize its own customs broker) for any materials being imported and shipped to CDMO and for all materials exported to another country, in each case, for Customer’s account.

(vi)Upon completion of all Services to be performed under Work Orders pertaining to a given Program, any remaining Customer Materials will be, at Customer’s sole expense and election (such election to be made by Customer to CDMO in writing no later than sixty (60) days after CDMO delivers written notice to Customer: (i) that CDMO believes all such Services have been completed and (ii) requesting instructions for return or disposition of such Customer Materials), returned to the Customer (or to a location designated by Customer) or destroyed/disposed of by CDMO.  If Customer does not provide such election to CDMO within such sixty (60) day period, CDMO will, at Customer’s expense, return to the Customer the applicable Customer Materials.

4.2CDMO Materials; Customer-Funded Equipment. CDMO will procure the CDMO Materials for use in the Program and each Manufacturing run as set forth in the Work Order.  If necessary, CDMO will procure Customer-Funded Equipment to the extent required to perform a given Service. Any required Customer-Funded Equipment and associated expenses will be set forth in the applicable Work Order.  CDMO is not responsible for or liable to Customer for any delays caused by shortages of CDMO Materials and/or Customer-Funded Equipment.

5.Use of Vendors.

5.1CDMO reserves the right to engage vendors from time-to-time to undertake certain Services related to a Program (for example, for specialty testing, waste disposal, etc.), provided that: (i) the performance of any Services by any such vendor is approved in advance in writing by Customer; (ii) and each such vendor has agreed in writing to be subject to terms substantially the same as those contained herein, including as pertains confidentiality and intellectual property assignment; and (iii) CDMO shall only be liable for the actions, errors, omissions, delays or consequences therefrom of a third-party vendor who has been selected and has been qualified by CDMO as an “Approved Vendor”.  Each time CDMO seeks Customer’s written consent to use a vendor to perform any Services related to a Program in accordance with the foregoing clause (i), it will indicate to Customer whether or not such vendor is an “Approved Vendor”; in the absence of such indication from CDMO in connection with such consent solicitation, such vendor will be deemed an “Approved Vendor.”

6.Person-In-Plant, Facility Audits and Facility Visits.

6.1Person-In-Plant. Subject to CDMO’s safety procedures, access control SOPs (in each case, in the form attached hereto as Appendix D), and confidentiality limitations, CDMO will permit Customer’s representatives during the term of this Agreement, to co-locate up to three of Customer’s personnel at the Facility (each a “Person-In-Plant”) so as to participate in Joint Steering Committee meetings and allow for real-time feedback and decision-making regarding the Programs and Services.  CDMO shall have the right, in its reasonable discretion, to limit a Person-In-Plant’s access to the Facility’s business offices and conference rooms.  Customer’s personnel shall not perform the Services during the Term.

6.2Facility Audits.  Subject to CDMO’s safety procedures and access control SOPs (in each case, in the form attached hereto as Appendix D), and confidentiality limitations, CDMO will permit Customer’s representatives, not more frequently than once per twelve (12) month period, during the term of this Agreement at mutually agreed upon times to audit the Facility at no cost to Customer, as more specifically set forth in the Quality Services Agreement, provided, however, that Customer may conduct any additional for-cause audits at mutually agreed upon times with reasonable advance notification to CDMO.  All routine audits will be during CDMO’s normal business hours on weekdays and conducted in a manner that does not unreasonably interfere with CDMO’s Services and does not otherwise unreasonably interfere with normal business activities.  CDMO will make its Facilities available for inspection by representatives of Regulatory Authorities in compliance with Applicable Laws.

6.3Facility Visits.  Subject to CDMO’s safety procedures, access control SOPs (in each case, in the form attached hereto as Appendix D), and confidentiality limitations, and in addition to the Persons-in-Plant, CDMO will permit Customer’s representatives during the term of this Agreement, to visit the Facility at mutually agreed upon times, to support technology transfer and/or observe procedures and processes at mutually agreed upon times with reasonable advance notification to CDMO.  Customer will give CDMO reasonable advanced notice of any proposed visit, but no fewer than ten (10) business days prior notice and identify the individuals who will be in attendance.  All visits will be during CDMO’s normal business hours on weekdays and conducted in a manner that does not unreasonably interfere with CDMO’s Services and does not otherwise unreasonably interfere with normal business activities.

6.4Regulatory Obligations; Regulatory Inspections.  During the term of this Agreement, CDMO will permit Customer or its agents to be present and participate in any visit or inspection by any Regulatory Authority of the Facility that relates to a Product.  CDMO will give as much advance notice as possible to Customer of any such visit or inspection. Specifics of notification are to be defined in the Quality Services Agreement.  CDMO will provide to Customer a copy of any report or other written communication received from such regulatory authority in connection with such visit or inspection, and any written communication received from any Regulatory Authority relating to any Product, the Facility (if it relates to or affects the manufacture of Products), within twenty-four (24) hours after receipt thereof, and will consult with Customer and reasonably consider its comments before responding to each such communication.  CDMO will provide Customer with a copy of its final responses within one (1) business days after submission thereof.

7.Delivery and Acceptance Procedures.

7.1Delivery and Acceptance of Batch Documentation.  CDMO will manufacture each Batch of Product in accordance with Applicable Laws and the applicable Specifications and store each such Batch in accordance with the applicable provisions of the Quality Services Agreement.  CDMO will sample and test each Batch to determine whether or not it meets the Release Criteria and was manufactured in accordance with the Specifications (and, if applicable, cGMP).  If, based upon such tests, CDMO determines that such Batch complies with the Release Criteria and the Specifications (and complies with

cGMP, if applicable) and is ready for release to Customer, CDMO will send by e-mail to Customer: (a) a packing list if applicable, (b) an invoice, (c) the Certificate of Analysis, and (d) other supportive documentation from the Batch records as may be reasonably requested by Customer (collectively, the “Batch Documentation”).

7.2Delivery of Batch.  CDMO will deliver each Batch of Product to Customer Ex Works (Incoterms 2020) the Facility (the “Delivery Site”).  Title to each Batch of Product will pass to Customer when Customer or Customer’s designated carrier takes delivery of such Batch at the Delivery Site, and any invoices are paid.  All risks of loss or damage to any Batch of Product will pass to Customer at the Delivery Site.

7.3Acceptance or Rejection of Batch.  Customer will notify CDMO in writing of its acceptance or rejection of such Batch within thirty (30) days after the later of receipt of: (i) samples of a Batch of Product and (ii) the complete Batch Documentation relating to such Batch. During this review period, the parties agree to respond promptly, but in any event within ten (10) days, to any reasonable inquiry by the other party with respect to such Batch Documentation.  Customer has no obligation to accept a Batch if such Batch does not comply with the Specifications and/or, if applicable, was not manufactured in compliance with cGMP. If Customer does not notify CDMO of a shortage or Defect according to the process and timing described in this section, Customer will be deemed to have accepted the Batch of Product, and to have waived any rights to reject the Batch of Product.

7.4Disputes.  In case of any disagreement between the Parties as to whether Product contains a Defect, or the existence of a CDMO failure, the quality assurance representatives of the Parties will attempt in good faith to resolve any such disagreement and each Party will follow its standard operating procedures to determine whether such Product contains a Defect and/or the cause of any such Defect. If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed thirty (30) days from the date of the provision of notice regarding such Defect), a representative sample of such Product and/or relevant documentation will be submitted to an independent testing laboratory and/or independent cGMP consultant, as applicable, that are mutually agreed upon by the Parties for final determination. The laboratory and consultant, as applicable, must be of recognized standing in the industry, and consent to the appointment of such laboratory and/or consultant will not be unreasonably withheld or delayed by either Party. Such laboratory must meet cGMP and will use the test methods contained in the applicable Specifications at the time of release of Product Lot. The determination of conformance by such laboratory and/or consultant shall be final and binding on the Parties absent manifest error. The fees and expenses of the laboratory and/or consultant incurred in making such determination shall be borne equally between CDMO and Customer.

7.5Batch Non-Compliance and Remedies.  If a Batch of Product contains a Defect caused by an CDMO Failure as determined by an investigation, CDMO will Manufacture a new Batch of Product, at CDMO’s cost and expense (except for the supply of any additional Materials that must be replaced therefor), that conforms to the Specifications as soon as practicable, taking into account CDMO’s then-current available Manufacturing capacity, and the availability of Customer Materials; provided, however, that CDMO will assume the cost of procuring additional Materials in the event the Defect caused by an CDMO failure is attributable to the gross negligence or willful misconduct of CDMO.

7.6Other Defects.  Notwithstanding anything to the contrary in this Agreement, but without derogation to CDMO’s obligations in Section 7.5, CDMO will not have any liability for or responsibility to replace or Reprocess any Product which is defective or fails, or ceases to conform to the Release Criteria, or which is unusable for its intended purposes, in each case, unless such defect results from a Defect that was caused by a CDMO Failure.

7.7Exclusive Remedy.  The sole and exclusive remedies available to Customer for a CDMO Failure or otherwise in connection with a Batch of Product which fails or ceases to conform to the Specifications will be the remedies set forth in Section 7.5.

8.Compensation.

8.1For all Work Orders executed hereunder, including but not limited to the Initial Work Orders, Customer will pay CDMO the fees and other payments and costs listed in Exhibit A attached hereto and incorporated herein, denoted in United States Dollars (USD), subject to Section 9, and Customer is not obligated to pay any other fees, payments or costs that Customer has not otherwise specifically agreed to in writing in advance, and Customer may at any time for any reason or for no reason, by giving CDMO at least 30 days’ prior written notice, instruct CDMO to cease performing any Service, in which case, Customer shall have no obligation to pay any fees, payments or costs for any such Service that CDMO has been instructed not to perform.  The fees that Customer is obligated to pay hereunder for Services performed are referred to herein as “Services Fees”.  Unless otherwise set forth in a Work Order, CDMO will issue invoices for Services Fees on a monthly basis, and Customer will pay the undisputed amounts set forth in each invoice within thirty (30) days of receipt of such invoice.  In the case of a disputed amount, the Parties will in good faith discuss the item and seek resolution and Customer will pay all undisputed amounts, if any, of such invoice.

8.2The Services Fees do not include amounts payable by Customer for (a) Process Consumables; (b) Customer-Funded Equipment; (c) Services subcontracted to an Approved Vendor (including shipping charges for delivery of materials to and from an Approved Vendor; provided, that, each of the vendors party to the Transferred Contracts, as defined in the Purchase Agreement, are agreed to be Approved Vendors); or (a) through (d), collectively, “Pass-Through Costs”).  Subject to Section 8.4 below, CDMO will invoice Customer for all Pass-Through Costs as incurred by CDMO and for all Process Consumables beyond the Acquired Materials, except that Customer is not obligated to pay any costs that Customer has not specifically agreed to in writing in advance.  Amounts payable for Customer-Funded Equipment will include the direct cost to acquire the equipment, which will be procured and invoiced in accordance with Appendix B.  Customer will pay all such invoices in full within thirty (30) days of receipt of such invoice, except that Customer is not obligated to pay any fees, payments or costs that Customer has not specifically agreed to in writing in advance.  In the case of a disputed amount, the Parties will in good faith discuss the item and seek resolution and Customer will pay all undisputed amounts, if any, included in such invoice.

8.3Notwithstanding anything to the contrary in this Agreement, Customer shall have the right to postpone the initiation of any Work Order or any stage thereof and CDMO shall accept such postponement.  CDMO will not be responsible for any adverse impact on the quality or stability of the process intermediates or final Product during any postponement, delay, or suspension of Services, or any subsequent adverse impact on the Product due to the postponement, delay, or suspension.

8.4Late payments of undisputed amounts under this Agreement will incur an interest charge of the lesser of one percent (1%) per month or the maximum amount permitted by Applicable Laws. CDMO reserves the right to suspend the Services in the event of late payments of undisputed amounts after providing Customer written notice of such late payments and allowing Customer a period of fifteen (15) business days to pay the late amounts, CDMO reserves the right to refuse receipt of new Customer Material for Manufacture of additional batches of Product and to otherwise suspend the Services.

8.5Any duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of the Services will be borne by Customer (other than taxes based upon the income of CDMO).

8.6All amounts payable to CDMO under this Agreement will be paid in U.S. Dollars, without deduction, and by authenticated and value dated Swift telegraphic transfer for any such payments made from outside the U.S., quoting invoice numbers of payment to the bank account identified in the applicable invoice or by such other means as CDMO will notify Customer in writing from time to time.

9.Change Orders.

9.1The Services Fees are subject to a number of specific and general assumptions.  CDMO also assumes that the Customer will cooperate and perform its obligations under the Agreement in a timely manner, that no event outside the reasonable control of CDMO will occur and that there are no changes to any Applicable Laws that affect the Program. In the event that any of the Assumptions require modification or the objectives of the Program cannot be achieved based on the Assumptions then the Work Order may be amended as provided in Section 9.2.

9.2Change Order Process.In the event CDMO is requested or required to perform services beyond those which are set forth in a Work Order or this Agreement, any such additional services and compensation schedule must be mutually agreed upon by the Parties in writing prior to the provision of said services (a “Change Order”). Each Change Order will detail the requested changes to the applicable task, responsibility, duty, budget, time-line or other matter.  A Change Order will become effective upon the execution of a Change Order by both parties. Notwithstanding the foregoing, CDMO is under no obligation to perform any out of scope work until a Change Order is agreed to by both Parties. Any Party shall not amend, modify, change, or supplement a Proposal or Work Order(s) without the prior written consent of the other Party. If the Services require a Change Order, the Change Order will be developed and implemented as soon as commercially feasible, and as agreed to by the Parties in writing.

9.3A Change Order may include revised or additional fees if (a) the Customer’s requirements or any Customer-provided information is inaccurate or incomplete, (b) the Change Order revises CDMO’s responsibilities, increases or decreases the scope of Services, including the addition of missing or omitted Project specifications, protocols, applicable test methods, final review of test methods, procedures, instructions, assumptions, processes, test protocols, analytical requirements, additional number of experimental/test/manufacturing runs/tests or the timing of the Project, (c) the Customer requests an alternate report format and/or requests revisions to laboratory reports, (d) the Customer requests additional copies of laboratory data and other technical records relating to the Project in addition to provided records as listed in the Proposal, or (e) this Agreement states other reasons for such fees.

9.4In the event that additional developmental work, including but not limited to Process Development and/or Assay Development work, is required by government regulatory agencies, this request may also constitute a change requiring the execution of a Change Order, and additional costs may apply.

9.5Rescheduling or Cancellation. Rescheduling and cancellation fees will be addressed in the applicable Work Order.

10.Confidentiality.

10.1Term of Confidentiality Obligations.  Except as otherwise provided in this Section 10, during the term of this Agreement and for a period of ten (10) years after the termination or expiration of this Agreement, each Party (the “Receiving Party”) agrees that it will keep the other Party’s (the “Disclosing Party’s”) Confidential Information confidential and protect it with the same level of prudence and care as it would protect its Confidential Information, but in no event less than reasonable care, and use it solely to conduct the activities contemplated and to exercise rights under this Agreement, and for no other purpose.  The foregoing notwithstanding, with respect to Confidential Information that constitutes a trade secret, the Receiving Party’s obligations under this Agreement to keep such information confidential will continue for as long as such information remains a trade secret.

10.2Disclosure of Confidential Information will not be prohibited to the extent required to comply with Applicable Laws or regulations, or with a valid court or administrative order, provided that the Receiving Party will (i) notify the Disclosing Party of any such disclosure requirement or request as soon as practicable; (ii) cooperate with and reasonably assist the Disclosing Party (at the Disclosing Party’s cost) if the Disclosing Party seeks a protective order or other remedy in respect of any such disclosure; and (iii) furnish only that portion of the Confidential Information which is responsive to such requirement or request.

10.3Exceptions to Confidential Information.  Confidential Information will not include information that: (a) was in the Receiving Party’s possession prior to the time it was acquired from the Disclosing Party and was not directly or indirectly acquired from the Disclosing Party, as evidenced by written records; or (b) is or lawfully becomes generally available to the public through no fault of Receiving Party; or (c) is lawfully and independently made available to the Receiving Party by a third party; or (d) is independently developed by or for the Receiving Party or any of such Party’s Affiliates without reference to or reliance upon the Confidential Information of the disclosing Party as evidenced by written records.

10.4Remedies.  The Receiving Party acknowledges that a breach by it of any of the terms of this Agreement would cause irreparable harm to the Disclosing Party for which the Disclosing Party could not be adequately compensated by money damages.  Accordingly, the Receiving Party agrees that, in addition to all other remedies available to the Disclosing Party in an action at law, in the event of any breach or threatened breach by the Receiving Party of the terms of this Agreement, the Disclosing Party will, without the necessity of proving actual damages or posting any bond or other security, be entitled to seek temporary and permanent injunctive relief, including, but not limited to, specific performance of the terms of this Agreement.

10.5No Licenses. Except as expressly provided in Section 12 hereof, no right or license, either express or implied, is granted under any intellectual property right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise. The Parties agree that each Party has and will retain sole and exclusive rights of ownership in and to any Confidential Information of such Party.

11.Work Product; Records. For each Batch of Product, CDMO will keep and maintain records, including all Results produced in the conduct of the Services, for a period of five (5) years after completion of a deliverable, or such longer period as required by the Applicable Laws (the “Retention Period”). At the end of the Retention Period, such Records shall, at Customer’s option and expense, either be (i) delivered to Customer or to its designee, or (ii) disposed of, but only after giving Customer sixty (60) days’ prior written notice of CDMO’s intent to do so.  All rights, ownership and title in and to the Results will at all times vest exclusively in Customer; CDMO hereby assigns all of its right, title and interest in, to and under the Results to Customer. For the sake of clarity, physical possession of the Records resides with CDMO.

12.Intellectual Property; Transferred Assets.

12.1Customer Technology. All right, title and interest in and to Customer Technology will remain solely in Customer. Customer hereby grants CDMO a revocable, non-exclusive, royalty-free license under all Intellectual Property Rights relating to Customer Technology for the sole purpose of performing the Services on behalf of Customer.  Such license will expire upon the completion of such Services or the termination or expiration of this Agreement, whichever is the first to occur.

12.2New Technology.  CDMO hereby assigns to Customer all of CDMO’s right, title and interest in, to and under any IPR and technology that is made or developed by or on behalf of CDMO or any of its Affiliates in the course of the activities contemplated by this Agreement that are primarily relating to the manufacturing and production of cell and gene therapies.

12.3Transferred Assets. Except as otherwise expressly provided for in this Agreement, Customer hereby grants CDMO a revocable, non-exclusive, royalty-free license to use the Transferred Assets (as defined in the Purchase Agreement) for the purposes of performing the Services on behalf of Customer.  During the term of this Agreement, Customer shall not sell, transfer or otherwise dispose of the Transferred Assets to a third party other than CDMO in a manner that causes CDMO to lose access to Transferred Assets necessary for performing Services requested by Customer hereunder.

13.Independent Contractor.  CDMO will perform the Services as an independent contractor of Customer and will have complete and exclusive control over the Facility and its employees and agents.  Nothing in this Agreement will constitute CDMO, or anyone furnished or used by CDMO in the performance of the Services, as an employee, joint venturer, partner, or servant of Customer.  CDMO also agrees that it will not have any rights to receive any employee benefits such as health insurance and accident insurance, sick leave or vacation as are in effect generally for employees of Customer.  Neither Party will enter into any agreements or incur obligations on behalf of the other Party, nor commit the other Party in any other manner without prior written consent from a duly authorized officer or representative of such other Party.

14.Insurance.

14.1Customer will obtain and maintain with insurers having A.M. Best ratings of A-VII or higher at all time as of and during the term of this Agreement, at its own expense, and shall (upon written request from CDMO) name CDMO an additional insured with respect to: (a) general liability insurance (including, without limitation, product liability insurance, liability for property damage, personal injury and contractual liability) with Products/Professional at limits not less than $3,000,000 per occurrence/$5,000,000 aggregate; and (b) Workers’ Compensation as required by all Applicable Laws and Employer’s Liability coverage with a limit of not less than $500,000.  Customer will provide CDMO with reasonable evidence of such coverage within thirty (30) days of execution of this Agreement.  If any such policy is replaced, Customer agrees to purchase tail coverage or ensure that the new policy has a retroactive date that is consistent with the start of any work under a Work Order and that Customer will continue to be covered on the replacement policy.  Customer will provide CDMO with at least thirty (30) days’ prior written notice of any change in or cancellation of the insurance coverage.

15.Shipping.  CDMO will package for shipment Product, samples or other materials in accordance with the Work Order and Customer’s written instructions and at the Customer’s expense.  Customer will bear all packaging, shipping and insurance charges.

16.Dispute Resolution. In the event any dispute arises between the Parties concerning this Agreement, the interpretation of this Agreement, the application of this Agreement or the Services performed pursuant to this Agreement, the Parties shall first settle such a dispute by good faith negotiation and consultation between themselves, including senior representatives with authority to resolve the dispute (“Senior Representatives”). This section shall apply regardless of whether the nature of the dispute originates in contract, tort, statute or other legal basis. If such efforts do not result in a resolution, and at least thirty (30) days have elapsed since notification of the dispute, the Parties may next seek to arbitrate their dispute pursuant to the Commercial Mediation Procedures of the American Arbitration Association (AAA). The Parties agree to convene with the arbitrator, with Senior Representatives present, for at least one session. The arbitration shall be held in New York, New York, conducted in the English language and shall apply the substantive law of Delaware. The arbitrator shall be bound by the expressed terms of this Agreement. Any decision by the arbitrator will be binding upon the Parties and may be entered as final judgment in any court having jurisdiction.  Each Party shall bear their own costs in connection with any of the remedial actions set forth above.

17.Indemnification.

17.1Customer will indemnify and hold harmless CDMO and its Affiliates and each of their directors, officers, employees, agents, and shareholders (the “CDMO Parties”) against any and all Third Party charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands (“Claims”) imposed upon a CDMO Party and associated damages awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations and expenses, including reasonable attorneys’ fees) (collectively, “Losses”) suffered or incurred in consequence of the following: (a) any breach by Customer of this Agreement or any Work Order; (b) a claim that the manufacture of Product infringes a Third Party’s Intellectual Property Rights, unless such claim arises from the use by CDMO of its own proprietary processes; (c) any negligence or willful misconduct of Customer, its employees or agents in the use, handling (after title has passed to Customer), shipment, distribution, marketing or sale of any Product; (d) any injury or death to persons or damage to property resulting from the use and/or handling by Customer or a Customer Party, of any Customer Material and any Product; (e) any infringement of any patent or other intellectual property right of third parties arising out of CDMO’s use of the Customer Material in the performance of Services in accordance with the terms of this Agreement or any Work Order; or (f) any violation of Applicable Laws by Customer Parties, provided, however, that the foregoing indemnity obligation will not apply to the extent that such Losses arise out of or result from any activities for which CDMO is obligated to indemnify Customer under Section 17.2.

17.2CDMO will indemnify and hold harmless Customer and its Affiliates and each of their directors, officers, employees, shareholders and agents (the “Customer Parties”) against any and all Third Party Claims and associated Losses that the Customer Parties suffered or incurred in consequence of the following: (a) any breach by CDMO in the performance of any of its obligations under this Agreement or any breach by CDMO of its representations, warranties or covenants under this Agreement; (b) any negligence or willful misconduct of CDMO, its employees, or agents in the Manufacture, storage or handling of Product prior to its delivery at the Delivery Site; or (c) any violation of Applicable Laws by CDMO Parties, provided, however, that the foregoing indemnity obligation will not apply to the extent that such Losses arise out of or result from any activities for which Customer is obligated to indemnify CDMO under Section 17.1.

17.3Upon receipt of notice of any Claim that may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) will give prompt written notice thereof to the other Party, (the “Indemnifying Party”) of the Claim for indemnity.  Such Claim for indemnity will indicate the nature of the Claim and the basis therefor.  Promptly after a claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party will permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided, that, (a) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense; (b) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party; and (c) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement. Neither party will enter into any settlement agreement that attributes fault or negligence to, requires any payment by, or restricts the future actions or activities of the other party, without such party’s prior written consent, which shall not be unreasonably withheld or delayed. Additionally, Customer shall reimburse CDMO for all reasonable actual out-of-pocket expenses, fees and costs (including, but not limited to reasonable and documented external attorneys’ fees and costs) incurred by CDMO in connection with Third Party subpoenas, civil investigative demands, government investigations and other similar legal orders and legal and regulatory processes issued to CDMO regarding Customer, Product, the Program, or Services performed by CDMO pursuant to this Agreement.

18.Limitations of Liability.

18.1IN EACH CASE EXCEPT FOR BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS HEREUNDER, AND WITHOUT DEROGATION TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 17: (I) EACH PARTY’S LIABILITY UNDER THIS AGREEMENT HOWSOEVER ARISING WILL NOT EXCEED THE AMOUNT ACTUALLY PAID FOR THE MANUFACTURE AND SUPPLY OF THE PRODUCT GIVING RISE TO SUCH LIABILITY HEREUNDER, EXCLUDING, FOR THE AVOIDANCE OF DOUBT, COSTS ASSOCIATED WITH THE PROCUREMENT OF MATERIALS AND THIRD PARTY SERVICES REQUIRED FOR MANUFACTURING A PRODUCT; (II) CDMO ASSUMES NO LIABILITY FOR USE, STORAGE, DISPOSAL, MARKETING, OR SALE OF PRODUCT(S); AND (III) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON LOST PROFITS, BUSINESS INTERRUPTION, LOST BUSINESS, OR LOST SAVINGS (EXCEPT THAT CDMO CAN RECOVER ITS LOST PROFITS AS A RESULT OF THE CONTRACT NOT BEING FULLY PERFORMED)) FOR ANY ACTS OR FAILURE TO ACT UNDER THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

18.2Further Limitation of Liability. CDMO shall have no liability under this Agreement, under any Proposal, Work Order, or any Change Order, amendment, modification, or supplement, for any claim for lost, damaged, or destroyed Customer Materials and/or equipment, whether or not such Customer Materials and/or equipment are used in the implementation of the Proposal, Work Order, or Change Order, or incorporated into the Product, in each case except to the extent such liability results from CDMO’s gross negligence or willful misconduct.

18.3The limitations of liability reflect the allocation of risk between the Parties.  The limitations specified in this Section 18 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

19.Representations, Warranties and Covenants.

19.1Representations, Warranties and Covenants of CDMO.  CDMO represents, warrants and covenants to Customer that:

(i)it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind to which CDMO is a party or otherwise held by any Third Party, private or public, that are inconsistent with the provisions of this Agreement or which CDMO would be in breach by virtue of executing this Agreement;

(ii)the execution and delivery of this Agreement by CDMO has been authorized by all requisite corporate or company action, and this Agreement is and will constitute a valid and binding obligation of CDMO, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(iii)at the time of delivery to the Delivery Site, the Batches of Product Manufactured under this Agreement will have been Manufactured in accordance with the Project Documentation, including the Specification, and the Quality Services Agreement, and in accordance cGMP (if applicable), except with respect to the any Pilot/Validation/Engineering batches or any batches specified in writing to not be cGMP-compliant;

(iv)the Batches of Product Manufactured under this Agreement: (a) will have been Manufactured in compliance with licenses, permits and approval for drug manufacturing and storage; (ii) will have been Manufactured in accordance with all Applicable Laws, regulations, and industry standards, including those governing health, safety and environmental protection; and (iii) will be free from any Third Party security interests, claims, demands, lines or other encumbrances of any kind or character;

(v)none of CDMO, its Affiliates or its Approved Vendors has been debarred or disqualified pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a, and CDMO will promptly disclose to Customer if it learns that any such individuals or entities has been so debarred or disqualified.

19.2Customer Representations and Warranties of Customer.  Customer represents, warrants and covenants to CDMO that:

(i)it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights to which Customer is a party or otherwise held by any Third Party, private or public, that are inconsistent with the provisions of this Agreement or which Customer would be in breach by virtue of executing this Agreement;

(ii)the execution and delivery of this Agreement by Customer has been authorized by all requisite corporate action and this Agreement is and will constitute a valid and binding obligation of Customer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(iii)the Customer Materials will be provided to CDMO free and clear of all liens and encumbrances and will be prepared by Customer in accordance with the agreed-upon specifications in the Work Order;

(iv)any scientific data provided by the Customer regarding the Project is complete and accurate in all material respects;

(v)Customer is not subject to any claim or notice of infringement or misappropriation of any Third Party Intellectual Property relating to Customer’s Confidential Information, Customer’s Intellectual Property and Customer Materials anticipated to be used by CDMO under this Agreement;

(vi)to the best of Customer’s knowledge, use of Customer Materials Customer Confidential Information in accordance with any Program, the terms of this Agreement and the applicable Work Order does not infringe or misappropriate any Third Party Intellectual Property;

(vii)to the best of Customer’s knowledge, the Customer Materials are safe and non-hazardous for purposes of the Services to be performed hereunder and shall have been produced and provided to CDMO in accordance with Applicable Laws, shall comply with all applicable specifications, and shall not be adulterated, misbranded, or mislabeled within the meaning of Applicable Laws; and

(viii)in no event will Customer provide or otherwise make available to CDMO any protected health information that is subject to HIPAA or any other Applicable Laws concerning privacy and/or security.

19.3EXCEPT AS SET FORTH HEREIN, CDMO EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES OF TITLE OR NONINFRINGEMENT.  ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY ON BEHALF OF CDMO, INCLUDING EMPLOYEES OR REPRESENTATIVES OF CDMO, THAT ARE INCONSISTENT HEREWITH, WILL BE DISREGARDED AND WILL NOT BE BINDING ON CDMO. CDMO ASSUMES NO LIABILITY FOR ANY USE, STORAGE, DISPOSAL, MARKETING, OR SALE OF PRODUCT(S) BY CUSTOMER OR ANY CUSTOMER PARTIES.

19.4Further Disclaimer by CDMO. The Customer acknowledges and agrees that CDMO is not expected to, nor shall engage, in any Product refinement or development. The Customer acknowledges and agrees that CDMO has not participated in the development, invention or testing of any product and has not evaluated its safety or suitability for use in humans or otherwise.

20.Term; Termination; Certain Effects of Termination.

20.1Unless earlier terminated in accordance with this Section 20, this Agreement will commence on the Effective Date and shall continue for a period of two (2) years (such period during which this Agreement is in effect, the “Term”). The Parties may elect to renew the Term on an annual basis thereafter, by mutual written agreement within thirty (30) days prior to its expiration. Each Proposal and/or Work Order in effect from the date of its execution by both parties until completion of the Project according to the Proposal, or until termination of the Proposal and/or Work Order.  Notwithstanding the foregoing, the Term shall expire no later than thirty days following execution by the Parties of a duly authorized assignment and assumption to Customer of lease for the Worcester Facility.

20.2Mutual Agreement.  This Agreement or any Work Order may be terminated by the Parties by mutual written agreement at any time.

20.3Termination by Either Party.

(i)Termination for Material Breach.  Either Party may terminate this Agreement, or any Work Order, without prejudice to any claim for damages, if the other is in material breach of this Agreement and does not remedy such breach (if such breach is capable of remedy) within sixty (60) calendar days after receipt by the breaching Party of written notice of such default.

(ii)Termination by Insolvency.  Either Party will have the right to terminate this Agreement in its entirety, or any Work Order, upon immediate written notice if the other Party if the other Party (i) becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy (in the case of such a filing that is not subsequently rescinded within 90 days), or (ii) has a receiver appointed for a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment.

(iii)Termination in Connection with Repurchase Notice.  This Agreement shall automatically terminate upon the earlier of (i) the closing of the Repurchase Transaction (as defined in the Purchase Agreement) and (ii) 60 days after the delivery of a Repurchase Notice (as defined in the Purchase Agreement).

20.4 Upon expiration or termination of this Agreement or any Work Order for any reason, the following will apply:

(i)CDMO will supply Customer with documentation concerning a given set of Results obtained through the effective date of expiration or termination upon satisfaction of the amounts due pertaining to such set of Results.

(ii)Each Party will promptly return to the other all data and documents in any form comprising or containing any Confidential Information of the other Party, except that the Receiving Party may retain: (i) one copy of Confidential Information may be retained in secure legal archives for evidentiary purposes only and (ii) a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted, provided, however, that any such copies will be kept confidential by the Receiving Party in accordance with the terms and provisions of this Agreement.

(iii)CDMO will deliver to Customer at the Delivery Site any and all quantities of Product Manufactured up to the effective date of expiration or termination upon satisfaction of amounts due.

(iv)Services Fees cease to accrue, and Customer has no obligation to pay for Services not performed prior to the effective date of such expiration or termination.

(v)CDMO will return, ship, or destroy Customer Materials and CDMO Materials procured according to the Work Order at the Customer’s direction and sole expense, including expenses relating to shipping costs, return fees to vendors and any unreimbursed costs on any non-refundable or non-returnable items; provided that CDMO may dispose of Customer Materials in its discretion, and Customer will have no right to the same, in the event CDMO does not receive direction within the time period set forth in Section 4.1(vi).

20.5The termination of this Agreement for any reason will not affect any accrued rights or obligations of either Party as of the effective date of such termination, including obligations in respect of compensation for Services performed prior to the effective date of such expiration or termination of this Agreement.  The following provisions will survive any expiration or termination of this Agreement: Sections 8, 10-12, 14, and 16-30, the provisions of the applicable Quality Services Agreement, and any other provision in this Agreement or its exhibits and attachments that by its nature and intent should remain valid after the expiration or termination of the Agreement.

21.Force Majeure.  In the event either Party is delayed, hindered or prevented from performing any act required hereunder by reasons beyond its ability to reasonably anticipate and prevent, control or mitigate, including, but not limited to, (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (iv) government order or law; (v) actions, embargoes or blockades in effect on or after the date of this Agreement; (vi) action by any governmental authority; (vii) national or regional emergency, including pandemics/epidemics; (viii) strikes, labor stoppages or slowdowns or other industrial disturbances (except where such strike, lockout or labor trouble involves a Party’s own employees); or (ix) shortage of adequate power or transportation facilities (a “Force Majeure Event”), then performance of such act (except for payment of money owed) shall be extended for the reasonable period of such delay, and either Party shall be granted a reasonable period of time to perform after the cessation of the reason for the delay, provided in each case that the Party experiencing such Force Majeure Event: (a) promptly informs the other Party about the circumstances giving rise to such Force Majeure Event; and (b) uses Commercially Reasonable Efforts to mitigate the effect of such Force Majeure Event on such Party’s ability to perform under this Agreement. Notwithstanding the foregoing, Customer shall not be relieved from payment of non-cancellable expenses incurred by CDMO as a result of a Force Majeure Event.

22.Publicity. Neither Party will make a press release, announcement, or other formal publicity relating to the transactions which are the subject of this Agreement without first obtaining the prior written consent of the other Party. The Party wishing to make such release, announcement or publicity will provide a copy of the proposed text thereof to the other Party for its review and approval at least ten (10) days prior to the proposed release. The Customer and CDMO may agree to joint and separate press releases and mutual marketing announcements of key milestones for any Projects supported under this Agreement, including but not exclusive to, the key milestones such as signing of the agreement, and initial Delivery of Product to Customer. The press release and marketing announcements may be made through various channels, such as but not limited to, print and virtual media announcements, regional, national, and international conferences, meetings, symposiums and on websites, including the Customer’s and CDMO’s own website, as well as in banners/pop-up/promotional advertainments on third party websites. However, the Customer is prohibited from using CDMO's name in a manner that could be interpreted as an endorsement of the Customer's product or any scientific conclusion regarding its safety or efficacy. Each Party is also prohibited from using the other Party name in a way that suggests a relationship between the two parties other than independent contractors unless such other Party has provided written permission to do so.

23.[Intentionally omitted]

24.Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of the assets of such Party to which this Agreement relates.  Any purported assignment in violation of the preceding sentence will be void.  Any permitted assignee will assume all obligations of its assignor under this Agreement.

25.Use of Names. Neither Party will make use of the name of the other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party.

26.Notices.  All notices to be given as required in the Agreement will be in writing and may be delivered by email or delivered personally or mailed either by a reputable overnight carrier with required receipt signature or certified mail, postage prepaid to the Parties at the addresses set forth below or at such other address as either Party may provide by written notice to the other Party in accordance with the provisions of this Section 25.  Such notice will be effective: (a) on the date sent, if delivered personally or by email (receipt of which is confirmed); (b) the date after delivery if sent by overnight carrier; or (c) on the date received if sent by certified mail.

If to Customer:	If to CDMO:
Alex Chen President 604-767-6155 alex.chen@CDMO.com	Mustang Bio, Inc. Attn: Manuel Litchman, M.D. Email: mlitchman@mustangbio.com With a copy to (which copy will not constitute notice hereunder): legal@mustangbio.com

27.Choice of Law. This Agreement, and all matters arising directly or indirectly hereunder, will be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to its choice of law provisions. The parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

28.Waiver/Severability.  No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or be construed as a further or continuing waiver of any such provision, or of any other provision or condition of this Agreement.  The invalidity of any portion of this Agreement will not affect the validity, force or effect of the remaining portions of this Agreement.  If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision will be enforced to the maximum extent permitted by law.

29.Entire Agreement; Modification.  This Agreement, together with the Work Orders and Appendices attached hereto and the documents referenced herein, sets forth the entire agreement between the Parties hereto with respect to the performance of the Program by CDMO for Customer and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto and will take precedence over all terms, conditions and provisions of any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter.  This Agreement will not be waived, released, discharged, changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the Parties hereto, which instrument will make specific reference to this Agreement and will express the plan or intention to modify same.

30.Exclusivity. During the term of this Agreement, and except with the prior written consent of Customer, other than performing development and manufacturing services for Customer hereunder, CDMO shall not perform development and manufacturing services at its Worcester Facility for itself or for any Third Party.

31.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  For purposes of execution, facsimile signatures will be deemed originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

uBrigene (Boston) Biosciences Inc.		Mustang Bio, Inc.
By:	/s/ Jian Chen	By:	/s/ Manuel Litchman, M.D.
Name:	Jian Chen	Name:	Manuel Litchman, M.D.
Title:	Director	Title:	President and Chief Executive Officer
Date:	July 28, 2023	Date:	July 28, 2023